XL Capital Ltd

XL House

One Bermudiana Road

Hamilton HM 11
Bermuda

Phone: (441) 292-8515

Fax: (441) 292-5280

Press Release

Contact:	David Radulski Investor Relations (441) 294-7460	Carol A. Parker Trott Media Relations (441) 294-7290

XL CAPITAL LTD APPOINTS BRIAN W. NOCCO AS CHIEF FINANCIAL OFFICER

Hamilton, Bermuda – July 10, 2007 — XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) announced today the appointment of Brian W. Nocco as Executive Vice President and Chief Financial Officer of XL. Mr. Nocco will join the Company on July 23rd and assume the CFO responsibilities on August 10th from Fiona E. Luck, XL’s Chief of Staff, who is also serving as Interim Chief Financial Officer.

Before joining XL, Mr. Nocco was Chief Risk Officer of Nationwide Insurance Group. From 2001 to 2005 he was Senior Vice President and Treasurer at Nationwide. Prior to working for Nationwide, he was Executive Vice President, Corporate Development of Imperial Bank and Chief Financial Officer of two of its subsidiaries. Mr. Nocco also served as Senior Vice President & Chief Compliance Officer with The Chubb Corporation from 1994 to 1998, and Treasurer and Vice President-Finance of Continental Bank Corporation from 1986 to 1994. Between 1974 and 1986, he held several progressively senior positions at Illinois-based firms. Mr. Nocco began his career with Continental Illinois National Bank.

He holds a Master of Business Administration from University of Chicago’s Graduate School of Business and a Bachelor of Business Administration from Emory University in Atlanta, Georgia.

XL President and Chief Executive Officer Brian M. O’Hara said: “We are very pleased to have Brian join XL. His financial expertise and diverse professional background will be an asset to me and the rest of the executive management team. I would also like to thank Fiona for her sterling performance as Interim CFO for the past four months. Her willingness to assume the CFO duties in addition to her role as Chief of Staff has facilitated an extremely smooth transition.”

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of March 31, 2007, XL Capital Ltd had consolidated assets of approximately $62.1 billion and consolidated shareholders’ equity of $11.3 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

. #	#	#